Exhibit 10
Executive Separation Waiver and Release Agreement
Mark Fields

1. Retirement of Employment
Ford Motor Company (“Ford”) and I have reached a mutual agreement that, pursuant to the below mutually satisfactory terms, as of August 1, 2017, I will retire from my employment with Ford and my employment shall therefore terminate as of that date (“Retirement Date”). By signing this Agreement, I also hereby resign from the Ford Board of Directors and any other board of any related or affiliated entity of Ford immediately.

It is anticipated that I will I will assist in the transition of the incoming Chief Executive Officer until June 1, 2017. From June 2, 2017 until the Retirement Date, I will perform duties on an as needed basis and as directed by the Executive Chairman of Ford.

2. Separation Benefits
In exchange for the consideration set forth herein, and subject to my execution of, and continued compliance with, this Agreement:

(a)    Upon my retirement from Ford and as of the Retirement Date, I will be eligible to participate in Ford’s 2017 Select Retirement Program (“SRP”). I acknowledge and agree that I would not otherwise be entitled to participate in the SRP but for my execution of this Agreement. This Agreement is not a retirement application. To start my SRP benefits, I understand that I must separately submit a completed retirement application 30 days prior to the Retirement Date. If I do not my retirement benefits may be delayed.

(b)    I will receive the bonus to which I am entitled under the Annual Incentive Compensation Plan for 2017, prorated through August 1, less federal, state and local withholdings and deductions, which will be paid to me no later than March 31, 2018.

(c)    Until the Retirement Date, I may continue to reasonably use Ford’s company plane, to the extent such use does not interfere with Ford’s reasonable business use of that plane.

(d)     I will be allowed to retain the 2017 Time-based Restricted Stock Units and the 2017 Performance-based Restricted Stock Units with a three-year performance period granted on March 2, 2017; however, the Performance-based Restricted Stock Unit grant with a one-year performance period granted on March 2, 2017, is cancelled.

I understand that in order to receive the consideration described herein, I am required to sign this Waiver and Release Agreement (the “Agreement”) and return the signed document to Felicia Fields. I have decided to execute this Agreement in exchange for the consideration described herein.

In addition to the separation benefits described above, at the time of my termination, I shall also be entitled to my vested benefits to the extent permitted by the applicable employee benefit plans and additional benefits which shall constitute consideration for this Agreement. A summary of my status under various plans of the Company including such additional benefits is attached hereto as Exhibit A. Notwithstanding the foregoing, unless otherwise expressly stated herein or in Exhibit A, the plan documents for all employee benefit and equity incentive plans shall control my entitlement to any such benefits.

3. Release of Claims
In consideration of the benefits described herein, I unconditionally and irrevocably waive, abandon and release any and all rights or claims of any kind (including all claims that relate to my employment or termination of employment) that I may have, or my heirs, executors, agents or assigns may have, against Ford Motor Company, its affiliates or subsidiaries, respective officers, directors, board members, agents or employees, and the employee benefit plans sponsored by the Company, and their fiduciaries (the "Company"). Furthermore, I represent that (a) I have not sustained any injuries during the time of my employment which are compensable as part of a workers’ compensation claim and (b) as of the date of my termination, I am not aware of any non-compliance by Ford with, or its potential violation of, any federal or state statute, regulation, other administrative guidance, or common law doctrine. I understand that the Company has relied on this material representation in determining the amount of the benefits described herein and deciding to enter into this Agreement. Except as provided in Paragraph 4 below, I agree not to start any proceedings of any kind against the Company relating in any way to my employment or the termination of my employment and I agree to terminate any proceedings I may have begun or withdraw from any I may be participating in relating to my employment. This waiver and release includes, but is not limited to, any and all rights or claims, whether known or unknown, I may have under all laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

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Anti-discrimination statutes, such as the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; ; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Federal Rehabilitation Act of 1973, which prohibits discrimination in employment on the basis of handicap; the Americans with Disabilities Act, which prohibits discrimination in employment on account of disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination.

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Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

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Any other laws, such as any federal, state or local laws or regulations, or any common law doctrines related in any way to employment, employment discrimination, or workers compensation benefits, any federal, state or local law enforcing employment contracts, either express or implied or requiring an employer to deal with employees fairly and in good faith, and any other federal, state, or local laws providing recourse for alleged defamation, slander, libel, fraud, wrongful discharge, constructive discharge or tort-based claims, including but not limited to, intentional infliction of emotional distress.

The Parties agree that execution of this Agreement, including this Paragraph 3, shall fulfill my obligations to sign a Waiver and Release Agreement as defined in and provided by the SRP in order to receive the benefits set forth in the SRP.

4. Rights or Claims That Survive
I do not waive or release any rights or claims I may have that arise solely from actions taken after this Agreement is signed, any rights or claims that are not permitted by law to be waived or released, such as workers' compensation claims or any rights or claims to the benefits described herein. I do not waive or release any claims I may have against the Company for reimbursement of authorized expenses if the expense was incurred prior to my Retirement Date. I do not waive or release any rights or claims to indemnification, advancement of expenses or directors and officers insurance under Ford’s Restated Certificate of Incorporation. Rights or claims that the Company may have against me also survive. Nothing in this Agreement shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission ("EEOC") or a state or local fair employment practices agency acting as an EEOC referral agency. I also understand that nothing in this Agreement or any other agreement or document prohibits me from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation. However, to the extent an action or proceeding may be brought by any federal government agency with respect to any alleged acts or omissions prior to my execution of this Agreement, I expressly acknowledge and agree that I have relinquished any entitlement to, and will not accept, any form of monetary damages or any other form of relief in connection with any such action or proceeding.

5. Confidential Information
In consideration of the benefits described herein, I agree to keep secret and forever hold in strictest confidence, and shall not, furnish, make available or disclose to any third party or use for my benefit or the benefit of any third party, any Confidential Information. Without limiting the foregoing, I understand this agreement to maintain the confidentiality of Confidential Information means I may not divulge such information to any of the Boards of Directors on which I sit now or at any time in the future, except for Ford’s Board of Directors.

As used in this Agreement, Confidential Information means any information relating to the business or affairs of the Company, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, product or service programs, cycle plans, strategies and information, databases and information systems, analyses, profit margins, comparative or futuring studies or other proprietary information used by the Company, whether or not generated by the Company or purchased by the Company through business consultants. Confidential Information shall not include any information in the public domain or becomes known in the industry through no wrongful act on my part. I acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.
I acknowledge and agree that my promise to keep confidential the Confidential Information is reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if I break my promise and that the Company may not have an adequate remedy at law if I break or threaten to break my promise. Accordingly, I agree that in such event, the Company will be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to a hearing as soon thereafter as possible in a court of competent jurisdiction. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damages which it is able to prove.

Furthermore, I agree to abide by any ongoing duties I owe to the Company which inure to the benefit of the Company, whether legal or contractual in nature, which by their terms extend beyond the duration of my employment (such as ongoing duties to reasonably assist the Company in securing its intellectual property), to the extent they are not inconsistent with the provisions of this Agreement.

With respect to my obligations to maintain in confidence any and all confidential and/or trade secret information of the Company, I understand that the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), provides me with immunity from criminal or civil liability under any federal or state trade secret law for my disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that it is disclosed solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding and the document is filed under seal so that it is not disclosed to the public.

6. Non-Compete and Non-Solicitation Agreement
In consideration of the benefits described herein, I also agree that until my Retirement Date, and for a period of two (2) years immediately following my Retirement Date, I shall not, without written waiver obtained from the Group Vice President, Human Resources and Corporate Services, directly or indirectly, work for or associate with any business that competes in trade or commerce with Ford, its subsidiaries or its affiliates, whether individually or as an owner, partner, agent, employee, consultant, or otherwise. I further agree to refrain until my Retirement Date, and for two (2) years following my Retirement Date, from taking any action that will cause the termination or interference of existing business relationships between or among Ford, its subsidiaries or its affiliates, on the one hand, and any of their customers or suppliers with whom I had direct or indirect contact while working for Ford, on the other. I further agree that Ford and its subsidiaries and affiliates have invested substantial time and effort to identify, recruit, and train their personnel and that, until my Retirement Date and for a period of two (2) years following my Retirement Date ("Restricted Period"), I will not, either directly or indirectly, on my behalf or on behalf of any other person or entity, in any capacity, recruit, solicit for hire, or hire or assist others in recruiting, soliciting for hire or hiring any person who is or during the Restricted Period becomes an employee, agency employee, contract employee or consultant of Ford or any of its subsidiaries or affiliates.
Any claim or judicial proceeding arising from or related to this Paragraph 6 initiated by either party hereto shall be filed in a state or federal court located in Wayne County, Michigan. I expressly consent to the personal jurisdiction of the state and federal courts located in Wayne County, Michigan for any lawsuit filed there against me by the Company arising from or related to this Paragraph 6. Any such proceeding or claim shall be governed by Michigan law, without regard to Michigan choice-of-law principles.

7. Return of Company Materials Upon Termination
I acknowledge that all written and/or electronic materials or documents containing Confidential Information prepared by me or coming into my possession because of my employment with the Company is and shall remain the property of the Company. I agree to make reasonable efforts to identify and locate all such written materials or documents in my possession, custody or control and return to the Company all such items in my possession, together with all copies of such items, no later than the Retirement Date. Notwithstanding the foregoing, I may keep my Company phone, Company iPad, and Company-issued equipment provided for my residences; however, I agree to cooperate with the Company to ensure the removal of all Confidential Information from those devices in advance of my Retirement Date. By my execution of this Agreement, I hereby certify that I have or will have complied with this paragraph.

8. Business Reputation
I acknowledge that the business reputation of the Company is a valuable asset. I agree that I shall take no action in a manner inimical to the best interests of the Company, including but not limited to: publishing material that disparages the Company, participating in interviews disparaging the Company or taking action in any other manner or way disparaging the Company. In the event that I take an action in a manner inimical to the best interests of the Company, any unpaid consideration described herein shall be forfeited. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damages which it is able to prove. Ford agrees that, prior to or promptly after the public release of the press release pertaining to my retirement, it will instruct its Board of Directors and its executive officers that they should not publish material that disparages me, participate in interviews disparaging me or take any action in any other manner or way that disparages me. In addition, Ford agrees that Ford Public Affairs and/or the Ford Media Center shall not publish any material that disparages me. However, Ford and I agree that statements which are consistent with Ford’s press release pertaining to my retirement will not violate our respective obligations herein.

9. Legal Proceedings and Cooperation
I agree that I will, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any pending or future litigation or proceedings in which the Company is a party, and regarding which I, by virtue of my employment with the Company, have knowledge or information which the Company deems relevant to said litigation or proceedings including, but not limited to, acting as the Company’s representative or on behalf of the Company in any said litigation or proceedings. I further agree that, in any such litigation or proceedings, I will, without the necessity for subpoena, provide in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation or proceedings. The Company shall pay the reasonable costs of my participation, which shall be determined in advance and approved by the Company, in writing, for transportation, meals, lodging or other necessary expense.

I further agree to notify the Company within a reasonable period of time should I learn of a subpoena or other court order requiring my participation in any legal proceeding relating to or stemming from my employment with the Company. “Reasonable period of time” means sufficiently in advance of the date on which I must respond to such subpoena or other court order so that the Company can intervene to challenge or quash such subpoena or other court order.

10. Enforceability and Interpretation
If any provision of this Agreement is found to be unenforceable, all other terms shall be considered separate and independent from the other provisions of this Agreement. The invalidity of any one provision shall not affect any other provision of this Agreement. This Agreement shall be governed by the laws of the State of Michigan, excluding its choice of law provisions. It is expressly understood and agreed that although I consider the restrictions contained in Paragraph 6 to be reasonable, if a final determination is made that the time or scope or any other restriction contained in Paragraph 6 is an unenforceable restriction against me, the provisions of such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and scope and to such other extent as is determined or indicated to be reasonable and enforceable. Alternatively, if it is determined that any restriction contained in Paragraph 6 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Furthermore, both parties agree that the provisions of this Agreement are the only provisions governing employee’s termination of employment with the Company and waiver and release of any and all claims against the Company and that these provisions of this Agreement can only be modified by a written agreement. This Agreement shall inure to the benefit of and be binding upon the Company and the Company’s successors and assigns. This Agreement shall inure to my benefit and be binding upon me. This Agreement shall also inure to the benefit of, and be binding upon, my heirs, executors, agents and assigns.

11. Dispute Resolution
In the event that a dispute arises about the validity, interpretation, effect or alleged violations of this Agreement, or about any matter that may arise between me and the Company in the future, except as set forth in Paragraph 6, the parties agree to submit the dispute to final and binding arbitration in Michigan before an experienced employment arbitrator licensed to practice law in Michigan and selected in accordance with the American Arbitration Association rules applicable to employment disputes. The arbitrator may not modify or change this Agreement in any way. I agree to pay my attorney’s fees and the expenses for any witnesses that support my position. I understand that the Company will pay all expenses of the arbitration, including required travel and other expenses of the arbitrator, AAA representatives, and any witness and the costs relating to any proof produced at the direction of the arbitrator, unless the arbitrator directs otherwise in the award as provided for in the Administrative Fee Schedule. Arbitration in this manner shall be the exclusive remedy for any arbitrable dispute. The arbitrator’s decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction.

Notwithstanding the agreement to arbitrate as set for in this paragraph, the parties shall have the right, before, during or after any arbitration proceeding, to obtain equitable remedies available in a court of competent jurisdiction under applicable statutes and court rules. Any such claim or judicial proceeding shall be filed in a state or federal court located in Wayne County, Michigan. I expressly consent to the personal jurisdiction of the state and federal courts located in Wayne County, Michigan for any lawsuit filed there against me by the Company arising from or related to this Paragraph 11. Any such proceeding or claim shall be governed by Michigan law, without regard to Michigan choice-of-law principles. The institution of any suit permitted by this paragraph shall not constitute a waiver of the agreement to arbitrate as set forth in this paragraph.

12. Acknowledgments. I acknowledge that:

•	I have carefully read this Release, I fully understand what it means, and I am entering into it voluntarily.

•	I have been advised in writing to consult with an attorney of my own choice (and not related to the Company) prior to signing this Agreement and the Company strongly recommends I do so;

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I am receiving valuable consideration in exchange for my execution of this Agreement in the form of the consideration described herein that exceed the consideration I would be entitled to if I quit and did not execute this Agreement;

•	I must be an employee in good standing as of the date of my termination to receive the benefits described herein; and

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I have not relied on any statements, promises or agreements of any kind made to me in connection with my decision to sign this Agreement except for those terms set forth in the summary and this Agreement.

This offer expires on Sunday, May 21, 2017 at 11:59 p.m. Eastern Daylight Time. Failure to sign and return this agreement to Felicia Fields before it expires shall render this proposed agreement null and void. This Agreement may be executed in one or more counterparts, including by facsimile or .pdf, all of which taken together shall constitute one and the same instrument.

By signing below, I voluntarily agree to the terms and conditions of this Agreement.

/s/ Mark Fields	5/21/2017
Mark Fields	Date

Ford Motor Company:

By:	/s/ Felicia J. Fields	5/21/2017
	Felicia J. Fields	Date
Title:	Group Vice President, Human Resources
And Corporate Services

Exhibit A	Ford Motor Company
Executive Personnel Office

Mark Fields – Retirement Benefits Summary

Effective Dates	Ford Service Date: July 24, 1989 Last Day Worked: July 31, 2017 Retirement Effective Date: August 1, 2017
Termination Type	Regular Early Retirement
Compensation
AICP Bonus Payment	If a bonus is paid for the 2017 performance year, eligible for a pro-ration (7/12 months); assumes an 8/1/2017 retirement date.
Performance-Based Restricted Stock Units (PB-RSU)
Employee must be active at least 6 months subsequent to grant date in order to retain the grant. 2015 and 2016 PB-RSUs are retained. The Compensation Committee has approved an exception to allow you to retain certain of the 2017 annual LTIP grants. The 2017 Strategic Incentive Grant Opportunity is forfeited.

The 2016 Strategic Incentive Grant Opportunity, as it has completed the 2016 performance period, will be retained and vest three years from the March 2016 grant date.

Granted PB-RSU awards still within their performance period will be retained and settled on the normal lapse/settlement date. Your awards falling into this category are as follows:

2017 Annual PB-RSU Grant (2017-2019 performance period)
•    The final award of your initial grant (631,911 PB-RSUs) will be determined by the Compensation Committee at the end of the performance period. Any final PB-RSU award will settle in March, 2020.

2016 Annual PB-RSU Grant (2016-2018 performance period)
•    The final award of your initial grant (590,841 PB-RSUs) will be determined by the Compensation Committee at the end of the performance period. Any final PB-RSU award will settle in March, 2019.

2015 LTIP - PB-RSU (2015-2017 performance period)
•    The final award of your initial grant (561,447 PB-RSUs) will be determined by the Compensation Committee at the end of the performance period. Any final PB-RSU award will settle in March, 2018.

2017 LTIP Strategic Incentive PB-RSU (2017 performance period)
•    The 2017 Strategic Incentive Grant (197,472 PB-RSUs) will be forfeited.

Time-Based Restricted Stock Units (TB-RSU)
Employee must be active at least 6 months subsequent to grant date in order to retain the grant. The Compensation Committee has approved an exception to allow you to retain your 2017 annual LTIP grant.

Granted, unvested TB-RSU awards awarded prior to the separation date will be retained and settled on the normal lapse/settlement date. Your awards falling into this category are as follows:

•    2017 LTIP - TB-RSU: final tranche unrestricts March 2020.
•    2016 LTIP - TB-RSU: final tranche unrestricts March 2019.
•    2015 LTIP - TB-RSU: final tranche unrestricts March 2018.

Stock Options
The following terms apply:
•    Options granted before retirement continue to vest and may be exercised (subject to waiting period requirements) during the remaining term of the options.
•    Incentive Stock Options (ISOs) must be exercised within three months of the retirement date to preserve their favorable tax treatment (capital gains taxation upon sale of shares held at least 12 months). ISOs exercised more than three months after retirement date (or those that are not exercisable within those three months) will lose their favorable tax treatment, and the value realized as a result of exercise will be taxed as ordinary income (like non-qualified option exercises).

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Exhibit A	Ford Motor Company
Executive Personnel Office

Mark Fields – Retirement Benefits Summary

Health Care
Dental Plan	Dental coverage continues. Premium deductions will be made from the pension check until age 65.
Medical Care and Prescription Drug	Medical coverage continues. Premium deductions will be made from the pension check until age 65 when Medicare eligible. Prescription coverage continues with the medical plan until age 65.
Health Reimbursement Arrangement (HRA)
Retiree & spouse will be enrolled in Health Reimbursement Arrangement (HRA) at age 65; Company contributions of $1,800 per person annually (pro-rated first year) will be made available for reimbursement of health-related costs.

Vision Plan	Eligible to sign up during annual open enrollment as a retiree.
Insurances (Other Than Health Care)
Accidental Death & Dismemberment	Company-paid coverage of $25,000; ceases at age 65.
Basic Life Insurance	Company-paid life insurance will continue at $25,000.
Optional Life Insurance	Current level of coverage (5x base salary) may be continued in retirement.
Disability Plan	Coverage ends.
Optional Accident Insurance	Not currently enrolled.
Spouse Life Insurance	Current level of coverage ($200,000) may be continued in retirement.
Dependent Life Insurance	Current level of coverage ($40,000) may be continued in retirement.
Pension / Savings Plans
Benefit Equalization Plan (on SSIP match)
BEP accrued prior to 12/31/2004 is distributed as soon as practicable after the separation from employment. The BEP accrued after 12/31/2004 will be distributed no earlier than the first day of the seventh month following separation, due to IRC 409A.
•    5/19/17 Balance: $576,069.43

Executive Retirement Benefits (ESAP/SERP/SRP)
Non-qualified benefits will be distributed no earlier than the first day of the seventh month following separation, due to IRC 409A. Please note that non-qualified benefits are subject to FICA/Medicare tax liability. This is a one-time tax that is due in the year of retirement. The tax is paid by the Company and then recovered by withholding the full amount from your 7th month pension check, which contains 6 months of retroactive non-qualified pension payments.

General Retirement Plan (GRP)	See retirement estimate. If electing annuity - first payment occurs approximately 6 weeks after retirement date, then first of month thereafter.
Savings and Stock Investment Plan	For distribution or management of SSIP assets: www.myfordbenefits.com; or call Executive Personnel at (313) 322-9453. • 5/19/17 Balance: $1,903,889
Vehicle Programs
Vehicles	• You will continue to have two executive vehicles, but will be responsible for fuel. • You are eligible for up to two lease vehicles.
Miscellaneous Items
Vacation	You will be paid for any earned, unused 2017 vacation.
Financial Planning	Copayment allowance stops upon separation from employment.
Equipment	You may retain the Company-issued equipment provided for your residences. You may also retain your iPhone and iPad.

Waiver: The above terms are conditional upon receipt of signed Executive Separation Waiver and Release Agreement.

This statement is intended to be a convenient summary of your status under various plans of the Company, and is not intended to describe the terms and conditions of the plans, policies or awards. Any benefit calculations are subject to corrections for errors in the record or otherwise. Any discrepancy between this document and the terms and conditions of Company plans, policies or awards will be governed by the terms and conditions of the plans, policies or awards. This document is not a promise or guarantee as to the type or amount of benefit that may be payable in particular circumstances. The Company reserves the right to end, suspend, or amend the Plans at any time, in whole or in part, at its sole discretion. Amendments may also be made to comply with the applicable statutes and regulations. In addition, certain benefits are subject to "earning-out" or performance conditions, as provided in the related plans or award terms and conditions. Determination as to eligibility or benefit amount under the plans, policies or awards is made by the appropriate committee or personnel activity at the time benefits may be payable, and is governed by the detailed provisions of the plans, policies or awards.

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